SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

NetIQ Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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This filing consists of an email distributed to the Company’s worldwide sales organization regarding the proposed acquisition.

By now, I trust you’ve read the exciting news about our planned acquisition by AttachmateWRQ.

I’m sure that many of you are curious to know what the acquisition will mean for our field organization. Because detailed transition planning has not yet begun, the answers to many of your questions are not yet available. Nonetheless, here are the several important things I can tell you for certain:

— We must remain totally focused on achieving our Q4 quota. A successful quarter is important not only to ensure that we reach our FY2006 sales goals, but it will also help us close the transaction.

— We should share the good news with key customers and partners to drive more Q4 sales. Our customers and partners should be more confident than ever that we are a strong company capable of delivering superior value now and in the future. I encourage you to complete notification of key customers and partners no later than Friday, May 5*.

— We must avoid the temptation to engage AttachmateWRQ prematurely. It is fine to satisfy your curiosity by checking out their website, but it would be inappropriate to begin meeting with AttachmateWRQ people or to download their software, exchange information and sales leads, or pursue joint deals. We must remember that NetIQ remains a publicly traded company until the transaction is closed. Remember…its business as usual.

— Our immediate mission remains unchanged. After the closing, the NetIQ and AttachmateWRQ sales forces will continue to operate independently for some period of time while we determine the best ways to leverage our expanded product portfolio and market presence.

— Your personal opportunity just got bigger. No matter how the integration of AttachmateWRQ takes place, the acquisition will expand your opportunities for professional learning, growth, and success within the our company.

I hope these perspectives are helpful to you. Further information and guidance will be shared with you as fast as we can provide it. For this purpose, we have created an intranet page to house the documents relating to the announcement: http://intra.netiq.com/area.asp?area_id=2160,

Please feel free to contact your manager or me if you have any questions.

Marc

*	An email was sent on Thursday, April 27th to approximately 40K customers – the list, extracted from Siebel, is also posted on the intranet site.

Important Information For Investors And Shareholders

NetIQ will file a proxy statement with the SEC in connection with the proposed merger. NetIQ urges investors and stockholders to read the proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information. Investors and stockholders will be able to obtain these documents free of charge at the SEC’s website at www.sec.gov. In addition, documents filed with the SEC by NetIQ are available free of charge by contacting NetIQ Corporation Investor Relations at InvestorRelations@netiq.com.

NetIQ and its directors and executive officers are deemed to be participants in the solicitation of proxies from stockholders in connection with the merger. Information regarding such persons and their interests in the merger is set forth in the proxy statement for NetIQ’s 2005 annual meeting of stockholders, which was filed with the SEC on October 18, 2005, and in NetIQ’s Annual Report on Form 10-K, which was filed with the SEC on September 13, 2005. In addition, information concerning all of NetIQ’s participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s website at www.sec.gov and from NetIQ Corporation Investor Relations at InvestorRelations@netiq.com.

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